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                                                                   EXHIBIT 13(H)
                               PURCHASE AGREEMENT
                               ------------------

   Pacific Horizon Tax-Exempt Funds, Inc. (the "Fund"), a Maryland corporation, and The Dreyfus Corporation ("Dreyfus"), a New York corporation, hereby agree with each other as follows:

   1. The Fund hereby offers Dreyfus and Dreyfus hereby purchases 50,000 shares of Class A Common Stock (par value $.001 per share) of the Fund at a price of $1.00 per share and 4,000 shares of Class B Common Stock (par value $.001 per share) of the Fund at a price of $12.50 per share (such shares being hereinafter sometimes collectively known as "Initial Shares"). Dreyfus hereby acknowledges receipt of one certificate representing 50,000 shares of the Fund's Class A Common Stock and one certificate representing 4,000 shares of the Fund's Class B Common Stock, and the Fund hereby acknowledges receipt from Dreyfus of funds in the amount of $100,000 in full payment for the Initial Shares.

   2. Dreyfus represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not with a view to the distribution thereof and acknowledges that the certificates for the Initial Shares will be legended to so reflect.

   3. Dreyfus agrees that if any Initial Shares of any Class are redeemed by any holder thereof prior to the end of the period over which the costs incurred by the Fund in connection with its organization, registration and the initial public offering of its shares and allocated to such Class are being amortized, Dreyfus will pay to the Fund an amount equal to the number resulting from multiplying the total unamortized organizational expenses allocated to such Class by a fraction, the numerator of which is equal to the number of Initial Shares of such Class redeemed and the denominator of which is equal to the aggregate number of Initial Shares of such Class outstanding at the time of such redemption, to the extent that the Fund has not otherwise been paid such amount and for so long as it is the administrative position of the Staff of the Securities and Exchange Commission to require such reimbursement.





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   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 21st day of March 1984.


(SEAL)


ATTEST:                        PACIFIC HORIZON TAX-EXEMPT
                               FUNDS, INC.


/s/ Steven F. Newman           BY:/s/ W. Bruce McConnel, III
--------------------              --------------------------
Steven F. Newman                    W. Bruce McConnel, III
Assistant Secretary                 Secretary


(SEAL)


ATTEST:                        THE DREYFUS CORPORATION


/s/ Christine Pavalos          BY:/s/ Daniel C. Maclean
Christine Pavalos                   Daniel C. Maclean
Assistant Secretary                 Vice President and
                                      General Counsel





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